Exhibit 99.1

September 29, 2006

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer and Chairman of the Board

	Jerry Ernst	623.979.1999
	President and Chief Executive Officer

COMMUNITY BANCORP COMPLETES ACQUISITION OF CACTUS COMMERCE BANK

LAS VEGAS, NV—(MARKET WIRE)—Community Bancorp (NASDAQ:CBON), parent company of Community Bank of Nevada, today announced the completion of the acquisition of Cactus Commerce Bank, headquartered in Glendale, Arizona.

“We are very pleased to have the customers and staff of Cactus Commerce Bank join our banking franchise. With the successful completion of this transaction, we are formally entering the Arizona banking market, which we believe will add to the premier banking foundation that is already in place in Nevada,” said Edward M. Jamison, President, Chief Executive Officer and Chairman of Community Bancorp.

The combination of Community Bancorp and Cactus Commerce Bank will produce approximately $1.1 billion in assets and 10 full service branches serving the communities of Clark County in Nevada and Maricopa County in Arizona.

“Through this merger, we will be able to offer a comprehensive group of expanded products and services to our growing customer base, including substantially larger loans,” stated Jerry Ernst, President and Chief Executive Officer of Cactus Commerce Bank. “With the increased capital, we will be able to enhance and broaden our footprint in Maricopa County, by adding additional locations and staff to better serve the business customer.”

About Community Bancorp

Community Bancorp, with $1.0 billion in assets as of June 30, 2006, is headquartered in Las Vegas and serves as the holding company for Community Bank of Nevada. Through its 9 full service banking offices in southern Nevada and two productions offices in Phoenix and San Diego, Community Bank of Nevada provides commercial banking services, including real estate, construction, commercial and SBA loans, to small- and medium-sized businesses.

About Cactus Commerce Bank

Cactus Commerce Bank was organized in November 2003 by Jerry Ernst, Marcus Faust, Ken Lehman and a board of directors comprising successful local business owners with deep local roots, all of whom are committed to building a bank that serves its small-business customers better than any other bank in the state. Cactus Commerce Bank has approximately $41.6 million in assets as of June 30, 2006 and operates from an office in Glendale, and a pending branch in Fountain Hills, Arizona.

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas and Maricopa County markets, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp within PSLRA’s safe harbor provisions.

Securities Law Matters

This News Release may be deemed to be solicitation material in respect to the proposed transaction between Community Bancorp and Valley Bancorp pursuant to an Agreement to Merge and Plan of Reorganization, dated as of June 28, 2006 by and among Community Bancorp and Valley Bancorp. While this News Release relates primarily to the pending acquisition of Cactus Commerce Bank, because of the pending acquisition of Valley Bancorp the filing of this News Release is being made in connection with Rules 165, 425 and 14a-12 promulgated by the Securities and Exchange Commission (“SEC”).

In connection with the proposed acquisition of Valley Bancorp, Community Bancorp filed with the SEC a registration statement on SEC Form S-4. The registration statement contains a joint proxy statement-prospectus, which will describe the proposed transaction and its proposed terms and conditions. Shareholders of Community Bancorp and Valley Bancorp are encouraged to read the registration material and proxy statement-prospectus before making any voting or investment decisions because these documents contain important information about the transaction. A definitive joint proxy statement will be sent to the shareholders of Community Bancorp and Valley Bancorp seeking required shareholder approvals of Community Bancorp’s acquisition of Valley Bancorp. A copy of the Agreement was filed with the SEC as an exhibit to Community Bancorp’s 8-K filed June 30, 2006, a separate filing from the Form S-4. The registration statement, the Form 8-K and all other documents filed with the SEC in connection with the transaction are available for free, both on SEC’s web-site (www.sec.gov) or by contacting Cathy Robinson, Executive Vice President and Chief Financial Officer, Community Bancorp, 400 South 4th Street, Las Vegas, Nevada 89101. Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on Community’s web site: www.communitybanknv.com. Community posts these reports to its web site as soon as reasonably practicable after filing them with the SEC. None of the information on or hyper-linked from Community’s web site is incorporated into this press release.